EXHIBIT 99.1

News Release              News Release              News Release                News

Contact	Maina H. Norville 212-640-2832 marina.h.norville@aexp.com

 AMERICAN EXPRESS COMPANY ELECTS
CHRISTOPHER D. YOUNG TO BOARD OF DIRECTORS

NEW YORK, March 13, 2018 – American Express Company (NYSE:AXP) today announced that Christopher D. Young has been elected to its board of directors.

Mr. Young is Chief Executive Officer of McAfee, LLC, one of the largest cybersecurity brands in the world.  He joined Intel in 2014 and led the initiative to spin out McAfee in April of last year.  Earlier in his career, he led cybersecurity efforts at Cisco, RSA (a division of Dell EMC), and AOL.

“Chris’s leadership accomplishments at McAfee, his business experience and expert knowledge of technology and cybersecurity make him a terrific addition to our Board,” said Stephen J. Squeri, chairman and chief executive officer.

Mr. Young serves as a member of the President’s National Security Telecommunications Advisory Committee (NSTAC) and on the board of the non-profit Cyber Threat Alliance.  He is a director of Snap Inc.  He is a former board member of RAPID7, a cybersecurity firm, and formerly served on the Board of Trustees of Princeton University.

Mr. Young graduated cum laude from Princeton University and earned an MBA degree with distinction from the Harvard Business School.
The election of Mr. Young to the American Express Company Board of Directors is effective today.
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